Exhibit 10.9

SHAREHOLDERS AGREEMENT
of the company
Centrum pre vývoj využitia vyhoretého jadrového paliva a. s., shortly CVP
(hereinafter referred to as “Agreement”)
concluded in accordance with Section 66c of the Slovak Act No. 513/1991 Coll., Commercial Code, as amended, between:
Shareholder No. 1:
Business name:	Jadrová a vyraďovacia spoločnosť, a.s.
Registered seat:	Jaslovské Bohunice 360, 919 30 Jaslovské Bohunice, the Slovak Republic
Registered with:	Commercial Register of District Court Trnava, Section: Sa, File No.: 10788/T
Registration number:	35 946 024
Represented by:
Peter Gerhart, Chairman of the Management Board Miroslav Obert, Vice-Chairman of the Management Board Ivan Galbička, Member of the Management Board Milan Bárdy, Member of the Management Board (hereinafter referred to as “JAVYS”)

Shareholder No. 2:
Business name:	newcleo s.r.o.
Registered seat:	Michalská 7, 811 01 Bratislava, the Slovak Republic
Registered with:	Commercial Register of City Court Bratislava III, Section: Sro, File No.: 179835/B
Registration number:	56 339 470
Represented by:	Andrew John Murdoch, Managing Director,: Stefano Buono, President and Director General (hereinafter referred to as “Newcleo”)
(JAVYS and Newcleo are hereinafter collectively referred to as the “Parties” or “Shareholders” or separately as the “Party” or the “Shareholder”)

PREAMBLE
JAVYS is a Slovak joint-stock company 100% owned by the state that is responsible for the management of spent nuclear fuel. One of the main missions of JAVYS is to represent the interests of the Slovak Republic in new projects related to the Energy Security Strategy of the Slovak Republic, the National Policy and the National Spent Fuel and Radioactive Waste Management Program in the Slovak Republic and to strengthen the JAVYS’s position within the back-end of the nuclear fuel cycle in a safe, reliable and economically efficient manner.
Newcleo is an international company in nuclear energy developing Advanced Modular Lead-cooled Fast Reactors type LFR-AS-200 (hereinafter only as “AMR”) allowing to close the fuel cycle using spent nuclear fuel modified into MOX fuel. Newcleo’s technology facilitates efficient recycling of spent nuclear fuel stored in long-term repositories, allows sustainable use of nuclear energy, and provides an alternative option to building deep geological repositories for spent nuclear fuel.
WHEREAS:
i.
JAVYS and Newcleo have decided to engage the in 4th generation technology of the nuclear reactors using spent nuclear fuel under the management of JAVYS (the spent nuclear fuel under management of JAVYS being an asset of the Slovak Republic), to diversify and expand JAVYS’ activities, to guarantee continuity after the completion of the decommissioning of V1 NPP Jaslovské Bohunice, to acquire modern technological know-how and skills for future business activities and project development;

ii.
JAVYS and Newcleo have agreed on mutual long-term cooperation in developing and building the technology of an advanced 4th generation nuclear reactor (AMR) with maximum four LFR- AS-200 reactors at the Site and a nuclear fuel supply route for the SMR AMR, which (1) will facilitate timely commissioning and operation of the SMR AMR, (2) with the ultimate objective of reprocessing and utilizing the Slovak Republic’s spent nuclear fuel, and (3) will enable long-term multi-recycling within a closed fuel cycle (hereinafter only as “Project”);

iii.
Pursuant to a Request for Information (hereinafter only as “RFI”) dated 22.04.2024 sent by JAVYS to Newcleo in the context of an assessment of possible cooperation in the implementation of LFR technology in Slovakia, Newcleo provided detailed technical documentation, including the parameters of the LFR technology and a proposal for its implementation at the Site. JAVYS used the information provided in the preparation of a preliminary feasibility study for the spent fuel reuse project, which recommended continuing with the preparation of a detailed feasibility study for the spent fuel reuse project in combination with Newcleo’s LFR technology. The Parties hereby declare that the information contained in Newcleo’s response to the RFI is indicative in nature and will be evaluated by JAVYS during Phase 1 of the Project – Feasibility;

iv.
The Parties have selected VUJE, a. s. a strategic partner for the Project, recognizing its extensive expertise and proven track record in nuclear engineering and nuclear power plant operations. As one of Slovakia’s leading nuclear engineering companies, VUJE, has decades of experience in the design, construction, commissioning, and operation of nuclear power plants, including the successful completion of the Mochovce Nuclear Power Plant units. The company’s specialized know-how, extensive references, cutting-edge technology, state-of-the-art equipment, and highly skilled personnel make it an essential contributor to the successful development, deployment, and safe operation of AMR newcleo technology.

v.
Basic principles of the cooperation between the Parties during the Project implementation are contained in the document titled Head of Terms, which was signed by representatives of Parties on 15.01.2025 (hereinafter only as “Head of Terms”). For the avoidance of any doubt, the Parties agree that in the event of the rights and obligations in relation to the Land in the Main Terms and Conditions and in this Agreement are stipulated differently, the provisions of this Agreement shall prevail;

vi.
In order to implement Phase 1 of the Project – Feasibility, further specified in the Head of Terms, the Parties have agreed to establish a joint venture named Centrum pre vývoj využitia vyhoretého jadrového paliva a. s., shortly CVP, the shareholders of which are JAVYS, with a 51% share in the share capital, and Newcleo, with a 49% share in the share capital, and whose founding documents will be developed under the terms and conditions agreed in this Agreement and in accordance with the relevant provisions of the Commercial Code (hereinafter only as “Company”);

vii.
Newcleo acknowledges that the Project implementation in the form of developing the LFR-based AMR cannot have any adverse impact on the implementation of the project of building, operating, and decommissioning of new units of the nuclear power plant (the new nuclear source) at the Jaslovské Bohunice site in accordance with Resolution of the Government of the Slovak Republic No. 719 of 20.11.2024 (hereinafter only as “NNS”), whereas the Project will be implemented by the Parties along the NNS project, so that the Project is as much as possible complementary to the NNS. Newcleo fully accepts the situation that any adverse impact of the Project on the NNS feasibility identified during Phase 1 of the Project – Feasibility will lead to the termination of the Project by JAVYS without JAVYS having to compensate in any way and/or pay a portion of the costs invested by Newcleo into Phase 1 of the Project – Feasibility, until the development of the Feasibility Study. Before entering into the next Phases of the Project, the Parties shall identify what will be considered a significant negative impact of the Project on the implementation of the NNS project;

viii.	Decision-making, control, and supervisory powers in the Company shall be principally divided equally between JAVYS and Newcleo, unless this Agreement states otherwise;
ix.	The Parties wish to govern their mutual relationships in relation to their shareholding participation in the Company or otherwise related to the ownership of the Shares;
x.
In the Agreement, the Parties wish to govern the basic terms and conditions and principles of the cooperation through and in the Company, i.e., mainly to govern internal affairs of the Company and the areas of activities in which each of the Shareholder will contribute in order to implement the Project;

THE PARTIES AGREE AS FOLLOWS:
Capitalized words and terms shall have the following meanings for the purposes of this Agreement:
Share means at any time during the term of this Agreement, as the context may require, either (i) all of the Shares issued by the Company representing 100% of the share capital of the Company; or (ii) any such one or more Shares issued by the Company, irrespective of any variation in the nominal value, number, form, shape, kind or rights attached thereto
Shareholder shall have the meaning set forth in the header of this Agreement
AMR means the Advanced Modular Reactor with maximum number of four rectors LFR-AS-200
Supervisory Board means the Supervisory Board of the Company
Confidential Information shall have the meaning set forth in Article 19.1 of this Agreement
Financial Plan means, depending on the context, the Short Term Financial Plan or the Medium Term Financial Plan
Principal Development Phases shall have the meaning of the various phases specified in Article 3 of the Head of Terms
JAVYS shall have the meaning set forth in the heading of this Agreement
Short-Term Financial Plan means the Company’s one-year financial plan
LFR Technology means all knowhow, patents, information, design, or other data which has been developed by Newcleo or any company that is in any way financially, economically or personally connected to Newcleo as a result of its R&D activities into lead-cooled fast reactors (LFR) and mixed oxide fuel (MOX) and includes such information generated both prior to and subsequent to the date of conclusion of this Agreement howsoever funded
Site means the area of the V1 NPP at Jaslovske Bohunice in the Slovak Republic
Newcleo shall have the meaning set forth in the header of this Agreement
Commercial Code means the Slovak Act No. 513/1991 Coll., Commercial Code, as amended, unless follows otherwise from the context
Material Breach of Agreement by Newcleo shall have the meaning set forth in Article 16.1 of this Agreement
Material Breach of Agreement by JAVYS shall have the meaning set forth in Article 16.2 of this Agreement
Material Breach of Agreement means, as the context requires, a Material Breach of Agreement by Newcleo or a Material Breach of Agreement by JAVYS

Business Day means any day other than a Saturday, Sunday and a day on which a public holiday in the Slovak Republic or a public holiday in the United Kingdom
Management Board means the Management Board of the Company
Affiliate means, according to the context,, a person who is in any way financially, economically or personally connected with Newcleo, or is in any way financially, economically, or personally connected with JAVYS
Project means development and construction of an advanced nuclear reactor of fourth generation (AMR) with up to four LFR-AS-200 reactors at the Site and the development and securing of a nuclear fuel supply route for the AMR that (1) facilitates the timely commissioning and operation of the AMR, (2) with the ultimate objective of reprocessing and utilizing the Slovak Republic’s spent nuclear fuel, and (3) enables long-term multi-recycling within a closed fuel cycle
Company shall have the meaning set forth in clause (v) of the Preamble to this Agreement
Articles of Association means the Articles of Association of the Company
“Strategic partner” Means VUJE, a.s., ID n. 31450474, with registered office: Okružná 5, 91864 Trnava, Slovakia
Medium Term Financial Plan means any of the financial plans referred to in Article 12 of this Agreement
Feasibility Study shall have the meaning set forth in Article 10.1 of this Agreement
Third Party means any person other than the Parties
General Meeting means the General Meeting of the Company
Deposited Assets means the monetary assets of Newcleo or JAVYS and the non-monetary assets owned by any of the Parties to be contributed to the Company
Foreground Intellectual Property means any intellectual property created by the Company through its’ own activities, research and development during the activities set forth under this Agreement and susceptible to protection under industrial/intellectual property laws to the exclusion of any Background Intellectual Property of either Party
Memorandum of Association means the Memorandum of Association of the Company
Background Intellectual Property means any copyrights, proprietary software, other intellectual property rights, utility models, patent applications and patents covering either the LFR Technology, disposal of spent nuclear fuel and radioactive waste, belonging exclusively to any of the Parties
Matters Reserved to the General Meeting shall have the meaning set forth in Article 5.5 of this Agreement

Newcleo representative on the Supervisory Board means a member of the Supervisory Board elected on the basis of a proposal by Newcleo or a representative of Newcleo
Newcleo representative on the Management Board means a member of the Management Board elected upon the proposal of Newcleo or Newcleo’s representative
JAVYS representative on the Supervisory Board means a member of the Supervisory Board elected on the basis of a proposal by JAVYS or a representative of JAVYS
JAVYS representative on the Management Board means a member of the Management Board elected on the basis of a proposal by JAVYS or a representative of JAVYS;
Agreement shall have the meaning set forth in the header of this Agreement
Party shall have the meaning set out in the heading to this Agreement
Expert means a natural or legal person authorized and qualified to act as an Expert Witness under applicable law, subject to the approval of the Supervisory Board
Unless the context indicates otherwise:
i.	designations in the singular include those in the plural and vice versa;
ii.	references to articles, paragraphs, subparagraphs or other provisions or annexes shall mean articles, paragraphs, subparagraphs or other provisions or annexes of this Agreement;
iii.
references to the General Meeting, the Management Board, the Supervisory Board or the Director General shall mean the General Meeting, the Management Board, the Supervisory Board or the Director General of the Company;

iv.
references to a Party’s representative on any body of the Company shall mean, as the context may require, Newcleo representative on the Supervisory Board, Newcleo representative on the Management Board, JAVYS representative on the Supervisory Board or JAVYS representative on the Management Board;

v.	the designation of a party or person includes its legal successors;
vi.
if a Shareholder is obliged under this Agreement to “secure” something, it shall be understood, unless otherwise implied from this Agreement, to be obliged to secure the matter in question, in particular through the exercise of voting and other shareholder rights in the Company, as well as through its representatives on the Management Board or the Supervisory Board of the Company;

vii.	if the end of the time limit set out in this Agreement falls on a day other than a Business Day, such time limit shall expire on the next following Business Day;

viii.
this Agreement shall be construed in accordance with the Head of Terms and their purpose. Article and paragraph headings are for convenience of reference only and do not create any obligation on the part of the Parties.

Article 1
PURPOSE AND OBJECT OF THE AGREEMENT
1.1	The purpose of this Agreement is
i.	agreement of the Shareholders on the incorporation of the Company and the basic parameters of the Memorandum of Association and Articles of Association,
ii.
setting out the binding rules under which the Parties will exercise the rights and perform the obligations relating to their shareholding interest in the Company or otherwise relating to the Shares, including the disposal of the Shares, and

iii.
defining the basic rules, conditions, and principles of cooperation through and in the Company, the main purpose of which is successful completion of the Project and exploring of other options for deploying LFR-AS-200 advanced modular reactors within the Slovak Republic.

(hereinafter referred to as “Purpose”)
1.2	The subject matter of this Agreement is an agreement between the Parties, in particular, about
i.	mutual rights and obligations relating to their respective shareholdings interest in the Company or otherwise relating to the Shares, including the disposition thereof, and
ii.
obligations to take and perform such other legal and other acts as may be necessary or appropriate to achieve the Purpose of this Agreement and to refrain from any action that would be inconsistent with the covenants or principles described in this Agreement.

Article 2
FUNDAMENTAL PRINCIPLES
2.1
The Parties undertake to abide by this Agreement and undertake not to take any action, including voting at the General Meeting of the Company, which would be in violation with this Agreement or its Purpose. The Parties undertake to take all such legal and other actions and to exercise their shareholder rights in relation to the Shares as are necessary or appropriate to achieve the Purpose of this Agreement and to refrain from any action which would be inconsistent with the covenants or principles described in this Agreement or the Purpose of this Agreement.

2.2
The Parties acknowledge and agree that the business management shall be vested in the Management Board, on which both Parties shall be represented in parity, in close cooperation with the Director General. The Parties agree that the fundamental principle of the management of the Company is that every decision in the bodies of the Company requires the consent of the representatives of both Parties.

2.3	Principal Development Phases and their sequence are defined in Article 3 of the Head of Terms.
2.4
With regards to the Project implementation in gradual successive stages, the purpose of this Agreement is to govern the procedure of the Parties within the Project implemented by the Company in Phase 1 – Feasibility, whereas the Parties acknowledge that this Agreement will be subsequently reasonably complemented or amended after each phase of the Project is completed, mainly based on the outcome of the execution of the previous phase/s of the Project and agreement of the Parties on the procedure for the further Project implementation. Notwithstanding this, upon completion of each phase of the Project, the Parties shall formally agree to proceed with the next phase, taking into account the timetable, funding required and the source of funding (to ensure that the next phase of the Project is fully funded).

2.5
The Parties undertake to exercise all their shareholder rights arising from their ownership of their Shares (to the maximum extent consistent with mandatory provisions of generally applicable law) in accordance with this Agreement. In particular, the Parties undertake (to the maximum extent not inconsistent with mandatory provisions of generally applicable law)

i.
to procure the convening of the General Meeting, as appropriate, and to propose and/or vote at the General Meeting for the adoption of such resolutions of the General Meeting as are necessary or appropriate for the implementation of the contents of this Agreement and/or the performance of the obligations under this Agreement;

ii.
upon the written request of the other Party in a particular matter, ensure that the members of the Management Board and the members of the Supervisory Board who are representatives of the relevant Party vote and act in accordance with this Agreement and its Purpose in that matter.

2.6
JAVYS and Newcleo undertake to ensure the presence of their representatives at all meetings of the collective bodies of the Company so that reaching of the quorum of such bodies is not jeopardized. JAVYS and Newcleo further undertake to ensure that their representatives exercise their voting rights during all meetings of the collective bodies of the Company in such a way as not to jeopardize the smooth progress of the Project, the obligations arising for the Parties from this Agreement, or the Purpose of this Agreement.

2.7
JAVYS and Newcleo undertake not to take any action, not to vote at the General Meeting and not to influence the Company, its organs or members of its organs in any way, directly or indirectly, in a manner that would disadvantage or otherwise prejudice the other Shareholder in a manner contrary to the content or Purpose of this Agreement.

2.8
The Parties agree and acknowledge that each Party shall remain the exclusive owner of its Background Intellectual Property existing as of the date of signing this Agreement, as well as any Background Intellectual Property created during the implementation of the Project. Nothing in this Agreement shall constitute a transfer or license to any Party’s Background Intellectual Property during the feasibility phase of the Project, even if the Background Intellectual Property was used to create the Feasibility Study or mentioned in the Feasibility Study.

2.9
The Parties agree that the auditor who shall certify all documents of the Company which, under the applicable law and/or this Agreement, require to be certified by an auditor, shall be only an entity approved by the General Meeting or, if the law so permits, such entity as the Parties may agree in writing in advance.

2.10
The Parties hereby mutually declare that they will not compete with each other in the area of the human resources, in securing their internal workforce, professional personnel, as well as external professional advisors.

Article 3
ESTABLISHMENT, FORMATION, BODIES AND FUNCTIONING OF THE COMPANY
3.1
The Parties undertake to enter into the Memorandum of Association of the Company in accordance with section 163 paragraph 1 of the Commercial Code, as no later than 1 month after conclusion of this Agreement. This obligation shall terminate if neither Party invites the other Party to enter into the Memorandum of Association of the Company within one (1) year of the conclusion of this Agreement.

3.2
Upon establishment of the Company by the conclusion of the Memorandum of Association, the Parties undertake to perform without undue delay all legal acts necessary and required for the incorporation of the Company.

3.3	The bodies of the Company shall be:
i.	General Meeting,
ii.	Supervisory Board,
iii.	Management Board and
iv.	other bodies as the Parties may agree.
For the avoidance of doubt, it is agreed that the Director General shall not be a body of the Company, although his appointment, status, authority, term of the office and termination of the office may be subject to terms as agreed in this Agreement.
3.4	The Company will be incorporated for an indefinite period.

Article 4
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
4.1
The content of the Company’s Memorandum of Association and the Company’s Articles of Association shall be agreed upon by the Parties under the conditions agreed in this Agreement, in accordance with the relevant provisions of the Commercial Code and respecting the deadline agreed upon in Article 3.1 of the Agreement.

Article 5
GENERAL MEETING
5.1
The General Meeting shall be held at least once per calendar year, within the time limit as provided by law. The place of the General Meeting shall be the registered office of the Company or any other suitable place.

5.2
The General Meeting shall be convened by a person authorised under the Articles of Association and the law. The Articles of Association shall at all times provide for the possibility of each Shareholder to initiate and convene a General Meeting, whereby the convening of a General Meeting shall be mandatory for the Company or its Management Board s, unless it contradicts a mandatory legal regulation.

5.3
Each of the Shareholder is required to attend each General Meeting. A Shareholder shall attend the General Meeting through a person authorised to act in accordance with the law and internal regulations on its behalf individually or through a representative authorised to act on the basis of a duly signed power of attorney with a certified signature, but always respecting the limitations provided for by law.

5.4	The Shareholder shall ensure that, pursuant to the Articles of Association, all resolutions at the General Meeting shall require 100% of the votes of all Shareholders for adoption.
5.5
The Shareholders shall ensure that, pursuant to the Articles of Association, in addition to the powers of the General Meeting under the Commercial Code, the following matters shall be subject to the approval of the General Meeting and that each of them shall be implemented only if the General Meeting consents thereto:

i.	consenting to the transfer of the Shareholder’s Shares to a person other than the other Shareholder or consenting to the encumbrance of the Shares;
ii.	the election of the Chairman and Vice-Chairman of the Supervisory Board.
(hereinafter referred to as “Matters Reserved to the General Meeting”)
Should the legislation change the scope of the General Meeting’s powers from the situation at the conclusion of this Agreement, the Parties undertake to ensure that the Articles of Association contain a regulation of the General Meeting’s powers that corresponds to the situation at the conclusion of this Agreement, insofar as this does not contradict mandatory statutory provisions.

Article 6
MANAGEMENT BOARD
6.1
The Parties shall ensure that the Company shall have the Management Board consisting of four (4) members with one (1) Chairman, one (1) Vice-Chairman and two (2) other members. All members shall be elected by the Supervisory Board. The Management Board will be responsible for the day-to-day management of the Company. In the event of a change in legislation that would make the composition and decision- making of the Management Board under this Agreement impossible, the Parties undertake to agree on a composition and decision-making of the Management Board that preserves the principle of the consent of the representatives of both Parties for the adoption of any decision of the Management Board.

6.2	The Parties shall ensure that the term of office of the members of the Management Board shall be five (5) years.
6.3	The Parties shall ensure that JAVYS shall always have two (2) representatives on the Management Board and Newcleo shall always have two (2) representatives on the Management Board.
6.4
Each Party has right to nominate the its members of the Management Board and the other Party is obliged to ensure that its representatives in the Supervisory Board vote in favor of appointment of the members of the Management Board. The other Party is entitled not to vote for the election of the given members of the Management Board nominated by the Party according to the previous sentence, if the nominating Party cannot prove beyond a reasonable doubt that the nominated person is suitable for appointment to this position.

6.5
The Parties shall inform each other in writing in advance of their proposals pursuant to Article 6.4 of this Agreement, so that the written information about the nomination together with the nominee’s biography is delivered to the other Party no later than ten (10) days before the meeting of the body that is to decide on the election of the nominated person to functions.

6.6
The Shareholders shall ensure that the Chairman of the Management Board shall be the Newcleo representative on the Management Board and the Vice-Chairman of the Management Board shall be the JAVYS representative on the Management Board. The Vice-Chairman of the Management Board will act in the absence of the Chairman to the full extent of his powers. The Parties shall ensure that their representatives on the Supervisory Board vote in such a manner as to achieve and maintain the status under this Article of the Agreement.

6.7	The Shareholders agree that all decisions of the Management Board shall require the presence and approval of at least three- quarters of the votes of all members of the Management Board for adoption.
6.8
The Shareholders shall ensure that the Company shall only be entitled to act externally and bind itself by having Chairman and Vice-Chairman of the Management Board, or whenever three members of the Management Board acting jointly on its behalf.

6.9
The Parties undertake to nominate for election as members of the Management Board only persons with at least three years of experience in management positions or statutory bodies of legal entities, or with experience with the management of similar projects.

Article 7
SUPERVISORY BOARD
7.1
The Parties shall ensure that the Supervisory Board shall have four (4) members until such time as the applicable law requires the election of certain members of the Supervisory Board by the employees, at which time the number of members of the Supervisory Board shall be six (6). Members of the Supervisory Board will have equal voting rights. In a change of any legislation that would prevent the composition and decision-making of the Supervisory Board under this Agreement, the Parties undertake to agree on a composition and decision- making method of the Supervisory Board that preserves the principle of the consent of the representatives of both Parties for the adoption of any decision of the Supervisory Board.

7.2	The Parties shall ensure that the term of office of the members of the Supervisory Board shall be five (5) years.
7.3	The Parties undertake to ensure that each of the Shareholders shall have one half of the members of the Supervisory Board elected by the General Meeting on the Supervisory Board.
7.4
Each Party has right to nominate the members of the Supervisory Board and the other Party is obliged to vote in favor of appointment of the members of the Supervisory Board nominated by the other Party. The other Party is allowed to not vote in favor of appointment of the member of the Supervisory Board if the other Party cannot prove upon reasonable doubt that the nominated person is suitable to be appointed in the position.

7.5
The Parties shall inform each other in writing in advance of their proposals in accordance with Article 7.4 of this Agreement so that the written information about the nomination together with the nominee’s biography is delivered to the other Party no later than ten (10) days before the meeting of the body that is to decide on the election of the nominated person to the function.

7.6
The Shareholders shall ensure that the Chairman of the Supervisory Board shall be JAVYS representative on the Supervisory Board and the Vice-Chairman of the Supervisory Board shall be Newcleo representative on the Supervisory Board. The Vice-Chairman will act in the absence of the Chairman to the full extent of his powers. The Parties undertake to vote at the General Meeting in such a way as to achieve and maintain the status under this Article of the Agreement.

7.7
The Shareholders shall express their influence over their representatives on the Supervisory Board so that their representatives shall, for the duration of their office, perform their duties, act and vote in accordance with the Purpose of this Agreement.

7.8
The Shareholders agree that the decisions of the Supervisory Board shall at all times require the presence and consent of the representatives of both Shareholders on the Supervisory Board for their adoption. The Shareholders agree that the presence and consent of two-thirds of the votes of all members of the Supervisory Board shall be required for the adoption of decisions of the Supervisory Board, which shall at all times include the Chairman and the Vice- Chairman of the Supervisory Board.

Article 8
ORGANIZATIONAL STRUCTURE
8.1
The Company will have a share capital of EUR 25,000 at its establishment, formed initially by cash contributions provided by both Parties in the share of 49% by Newcleo and in the share of 51% by JAVYS.

8.2
The Parties have agreed to establish the position of Director General as the head of the operational management of the Company’s business. The Director General shall be selected by JAVYS and approved, appointed and removed by the Management Board, with either Party having the right to demand his removal in case of a substantiated request.

8.3
The Director General shall have an employment relationship with the Company under applicable law. The appointment of the Director General shall be a condition precedent to his employment with the Company. The Director General of the Company shall be under the direct management authority of the Management Board of the Company. The representatives on the Management Board shall vote on the terms of the employment contract with the Director General, which shall comply with the following requirements:

i.	a probationary period of the maximum length permitted by applicable law will be agreed with the Director General;
ii.	the Director General shall be removable from office at any time.
8.4	Each Party shall, at the request of the other Party, ensure that its representative on the Management Board shall vote in favour of the removal of the Director General from his office.
Article 9
RULES FOR PROFIT DISTRIBUTION
9.1	The Parties shall agree on the distribution of profits at the General Meeting in accordance with the rules stated in the Head of Terms.
Article 10
THE FEASIBILITY STUDY
10.1
In order to confirm the viability of the Project the Company shall prepare a feasibility study which focuses on the main phases of the development and its sequence. It contains time targets which are framework (hereinafter referred to as the “Feasibility Study”). The Parties expects that the feasibility phase will last until 12 months following the incorporation of the Company. The Parties may agree at any time on re-evaluation and extension of this tentative time framework for the feasibility phase, namely based on the progress of works essential for producing the Feasibility Study.

10.2	The Shareholders agree that the Feasibility Study will be a Foreground Intellectual Property of the Company; provision of Article 2.8 of the Agreement is not affected.
10.3
During the feasibility phase 1 of the Project, the Company along with JAVYS, Newcleo and the Strategic partner will determine the way to carry out the final objective, which is the execution of utilisation of Slovak spent nuclear fuel for use in the LFR.

10.4
For the purpose of financing Phase 1 of the Project – Feasibility up to the completion of the Feasibility Study, the Shareholders have agreed to establish a capital fund of the Company from Newcleo contributions in accordance with section 217a paragraph 1 of the Commercial Code (the “Phase 1 Capital Fund”). The creation of the Phase 1 Capital Fund shall be regulated in the Company’s articles of association, where the Shareholders shall also agree on the basic terms and conditions for the contribution and use of the funds from this fund. Newcleo undertakes to contribute up to EUR 5 million of its own funds to the Phase 1 Capital Fund in order to ensure the timely and efficient financing of all costs necessary to carry out the Feasibility Study on the terms and conditions agreed in this Agreement. The use of the Phase 1 Capital Fund shall be decided by mutual agreement of the Shareholders. For the avoidance of doubt, the Parties declare that the specific division of work and responsibilities of the Shareholders and the extent of the Strategic partner’s involvement in the preparation of the Feasibility Study will be agreed upon at the incorporation of the Company, subject to the following principles: (i) the Phase 1 Capital Fund will be used to pay all costs incurred by JAVYS and by the Strategic partner and the remuneration of the Strategic partner for the performance of its activities in connection with the Feasibility Study and (ii) the use of the Phase 1 Capital Fund to pay the Shareholders’ costs incurred in connection with the Feasibility Study will reflect the Company’s shareholding structure of 51% (JAVYS) to 49% (Newcleo), unless the Parties agree otherwise.

10.5	JAVYS agrees to provide access to the property owned by JAVYS needed for the execution of activities and works in the feasibility phase for the purpose of preparing the Feasibility Study.
10.6
In case the outcome of the Feasibility Study is positive, i.e., the Parties declare the Project feasibility in further phases as er the Feasibility study, the Parties commit to make reasonable efforts to execute the Project in further Project phases. In case the Project implementation passes into next phases, Newcleo as per the procedure under Article 11 of this Agreement is entitled to request the capitalization of the contributions provided into the Phase 1 Capital fund.

10.7
If the Feasibility Study outcome is negative, i.e., the Parties deckare the Project is infeasible, the Parties will commit to provide necessary cooperation in order to wind up the Company and terminate the Project.

Article 11
INCREASING AND DECREASING OF THE COMPANY’S SHARE CAPITAL
11.1	Until the Final Investment Decision, Newcleo will own 49% and JAVYS will own 51% of the share capital of the Company, with the aim to attract other institutional or state-owned investors.
11.2
In case the Feasibility Study proves the technical, economic, and legal feasibility of the Project, the Parties expects the increase of the initial contributions defined in Article 8 of this Agreement in the next phases of the Project’s implementation after the completion of the Phase 1 of the Project by means of combining in-kind contributions (mainly land and infrastructure owned by JAVYS, taking into account the impact on the feasibility of NNS project, technological license for the LFT, Newcleo services) and in-kind contributions necessary for the next phases of the Project.

11.3
After the completion of the Phase 1 of the Project implementation and upon mutual agreement of the Parties, JAVYS will contribute the Land to the Company’s share capital, enabling the Company to develop a project based on Newcleo LFR technology and develop AMR on the Land. By entering into this Agreement, until the completion of the Phase 1 of the Project implementation, JAVYS will cease all commercial and development activities and negotiations with Third Parties regarding the Land and related infrastructure (with the exception of the NNS project). For the avoidance of doubts, the Parties acknowledge that any contribution of the Land by JAVYS to the Company will not be made if the result of the Feasibility Study is not feasible or if the prior consent of the Ministry of Economy of the Slovak Republic as the sole shareholder of JAVYS and the Government of the Slovak Republic to the contribution of the Land by JAVYS to the Company is not granted.

11.4
The Parties have agreed that the performance of the Parties provided to the Company in Phase 1 of the Project in the form of seconded persons (personnel capacities) and professional services, which will be financed by the Company from the Phase 1 Capital Fund, will be approved and checked by the Management Board on a quarterly basis so that at the end of the relevant calendar year the share of the Parties in the performance provided to the Company is maintained at the level of 51% for JAVYS and 49% for Newcleo.

11.5
The Shareholders agree, at each phase of the Project implementation, to take the necessary actions to ensure that the Deposited Assets can be contributed to the Company, i.e., in particular, to secure their appraisal by the Expert approved by the Supervisory Board, using an appraisal method (or methods) that both Shareholders agree on.

Article 12
FUNDING OF THE PROJECT
12.1
The Company shall be managed by the Company’s bodies in accordance with the approved Financial Plans. The Parties undertake to ensure that at all times the Company has a Medium Term Financial Plan and a Short Term Financial Plan duly approved by the Supervisory Board. The Parties shall ensure that the Articles of Association contain the power of the Supervisory Board of the Company to approve the Medium Term Financial Plan and the Short Term Financial Plan. The Medium Term Financial Plan shall mean the Project preparatory phase until the approval of the Feasibility Study by the Supervisory Board. Any further financial plans shall be only indicative and will be specified based on next phases of the Project implementation.

12.2	The Financial Plans pursuant shall also include the method of securing funding.
12.3	The Management Board shall report to the Supervisory Board on the implementation of the Financial Plans at a frequency, in the form and with the content specified in advance by the Supervisory Board.
12.4
The first Short-Term Financial Plan and the first Medium-Term Financial Plan shall be submitted by the Management Board to the Supervisory Board for approval within one month of the incorporation of the Company.

Article 13
STATE OF DISAGREEMENT
13.1
A State of Disagreement shall arise if a difference arises between the Parties with respect to a matter to be decided by the Management Board, the Supervisory Board or the General Meeting or other collective body and which constitutes a decision affecting its future operation and the Parties commit to resolve the difference by mutual negotiation within 40 days of the threatened State of Disagreement as defined in Article 13.2. A State of Disagreement shall not be deemed to exist where the conflict between the Parties arises as a result of a breach of this Agreement by either Party.

13.2	The following shall be deemed to be the point at which the threat of a State of Disagreement arises:
i.
it is not possible to reach the necessary majority for the adoption of a decision of the Management Board or the Supervisory Board due to a different vote of the representatives of the Parties in the Management Board or the Supervisory Board.

ii.
representative of one of the Parties on the Management Board, or other person authorized to act on behalf of the Company, makes an act on behalf of the Company not duly compliant with this Agreement and Articles of Association approved by the collective bodies of the Company and one of the Parties does not agree with this action, unless this conduct is remedied without adverse consequences for the Company in 30 Business Days after the notification by one Party of the other Party that it does not agree with this action.

iii.	The Parties will not vote in unison at the General Meeting.
13.3	Post resolution of the State of Disagreement:
i.
From the time of the threat of a State of Disagreement, as defined in Article 13.2, the Parties shall negotiate in good faith for a period of 40 days to resolve the differences between the Parties for the purpose of seeking a solution that is most advantageous to the Company.

ii.	As part of the negotiation, the Parties shall take into account the obligations and principles defined by the Parties in the Preamble and Articles 1 and 2 of this Agreement.
iii.
If the Parties reach agreement within 40 days on the differences that have created a threatened State of Disagreement, they undertake to sign a minutes recording that agreement and to give a motion for convening of a meeting of the collective body of the Company competent to discuss the disputed issue without delay and to instruct their representatives on that body to vote in favour of the proposals that correspond with the agreement reached by the Parties. In the event that the Company’s body competent to discuss the issue in question is the General Meeting, the Parties undertake to vote at the General Meeting of the Company in accordance with the agreement reached by the Parties. A breach of a Party’s obligation under this Article 13.3(iii) shall be deemed to be a Material Breach of Agreement.

iv.
If the Parties fail to reach an agreement to resolve their differences within 40 days, the resulting State of Disagreement shall be resolved under the terms agreed upon by the Parties at the General Meeting level for the specific case.

Article 14
RESTRICTION OF TRANSFERABILITY OF SHARES
14.1
The Parties agree that the transferability of registered Shares shall be limited. The Parties agree that the transferability of registered Shares from the Company’s incorporation until the completion of the feasibility phase is excluded; this is without prejudice to the Article 15.2 of this Agreement. Furthermore, the Articles of Association of the Company condition the transferability of the Shares to a person other than the Shareholder on the consent of the General Meeting of the Company.

14.2
Neither Party will be able to transfer Shares in the Company to a Third Party without first offering to sell them to the other Party at the price of the proposed sale to the Third party, but such pre-emption right shall not apply to transfers of a Party’s entire interest to an Affiliate of that Party. The terms and conditions of the Shareholders’ pre-emptive rights to the Company’s Shares shall be agreed by the Parties in the Articles of Association of the Company.

14.3
The Parties agree that the Articles of Association of the Company shall provide, as a further condition to the transfer of Shares that the Shareholder intending to sell his Shares has offered the Shares which he intends to transfer under the pre-emption right to the other Shareholder.

14.4	The consent of the Company, to be decided by the General Meeting, is also required for the creation of a pledge over the Shares.

Article 15
RESTRICTION ON THE DISPOSITION OF SHARES
15.1
Each Party agrees that it shall not transfer its Shares or the rights attached thereto to a Third Party or encumber any right of a Third Party without the prior written consent of the other Party. The right of pre-emption of either Party shall not be affected thereby. Breach of this obligation shall constitute a Material Breach of Agreement.

15.2
Despite any other provisions set out in this Agreement, transfers of Shares between the Parties, the pledge of Shares to a Party or the transfer of any rights attached to Shares between the Parties shall not be subject to any restrictions, consents or pre-emptive rights. In such event, both Parties undertake to vote at the General Meeting, subject to compliance with the legal prerequisites arising from the limited transferability of the Shares, so that the transaction is approved by the General Meeting.

Article 16
MATERIAL BREACH OF AGREEMENT
16.1
The Parties agree that the occurrence of any of the following situations, if the adverse consequences of such situation have not been fully remedied even within an additional period of three (3) months from JAVYS’ written notice of the occurrence of such situation, shall constitute a Material Breach of Agreement by Newcleo:

i.
Newcleo representative on the Management Board and/or Newcleo representative on the Supervisory Board votes in violation of this Agreement or any other Shareholders’ agreement and Newcleo fails to provide remedy or propose his removal;

ii.
Newcleo representative does not vote in favour of the election of JAVYS representative on the Management Board and/or JAVYS representative on the Supervisory Board of the Company proposed by JAVYS in accordance with Articles 6 and 7;

iii.
Newcleo representative does not vote for the removal of JAVYS representative on the Management Board and/or JAVYS representative on the Supervisory Board proposed by JAVYS in accordance with Articles 6 and 7;

iv.	Newcleo exercises shareholder rights in the Company in violation of its obligations under this Agreement or the Purpose of this Agreement;
v.	Newcleo disposes of the Shares in breach of this Agreement;
vi.	Newcleo is in breach of its obligations under the representations made pursuant to Article 18 of this Agreement;
vii.	other conduct by Newcleo that this Agreement expressly designates as a Material Breach of the Agreement.

16.2
The Parties agree that the occurrence of any of the following situations, if the adverse consequences of such situation have not been fully remedied even within an additional period of three (3) months from Newcleo’s written notice of the occurrence of such situation, shall constitute a Material Breach of Agreement by JAVYS:

i.
JAVYS representative on Management Board and/or JAVYS representative on the Supervisory Board votes in violation of this Agreement or any other Shareholders’ agreement, and JAVYS fails to provide remedies or propose his removal;

ii.
JAVYS representative does not vote for the election of Newcleo representative on the Management Board and/or Newcleo representative on the Supervisory Board of the Company proposed by Newcleo in accordance with Articles 6 and 7;

iii.
JAVYS representative shall not vote for the removal of Newcleo representative on the Management Board and/or Newcleo representative on the Supervisory Board proposed by Newcleo in accordance with Articles 6 and 7;

iv.	JAVYS exercises shareholder rights in the Company in violation of its obligations under this Agreement or the Purpose of this Agreement;
v.	JAVYS disposes of the Shares in violation of this Agreement;
vi.	JAVYS breaches its obligations under the representations made pursuant to Article 18 of this Agreement;
vii.	other conduct by JAVYS that is expressly identified in this Agreement as a Material Breach of Agreement.
Article 17
OTHER PROVISIONS
17.1
JAVYS undertakes that for a period of duration of JAVYS’s obligation under Article 11.3 of the Agreement it shall not, neither on its own behalf nor through the Affiliate cooperate with any Third Party in the implementation of any nuclear source project on the Site as defined in this Agreement. For the avoidance of any doubt, the Parties agree that the implementation of the NSS project by JAVYS is not considered a violation of exclusivity under this Article of the Agreement. In case the NNS implementation interferes with the Project implementation in any way, the Parties have agreed to make reasonable efforts to find a common solution which will be compliant with the NNS project and the Project, so that this solution does not jeopardize the execution of the NNS project or the Project.

17.2
During the term of the JAVYS’s obligation under Article 11.3 of this Agreement, Newcleo acknowledges JAVYS’ strategic position in the nuclear power sector in Central Europe. In the event that Newcleo identifies or pursues any opportunities to implement nuclear projects using LFR technology in the territory of Slovakia, Poland, Hungary or the Czech Republic (collectively the “V4 Territory”), Newcleo shall first inform JAVYS of such opportunities. Upon identification of such an opportunity, Newcleo shall provide JAVYS with appropriate information about the proposed project, including its commercial and technical parameters. JAVYS shall have sixty (60) days to consider its potential participation in such project through the Company and to inform Newcleo of its decision. In the event that JAVYS expresses an interest in participating, both parties shall work together in good faith to reach agreement on the terms of the Company’s involvement in the project. However, if JAVYS declines to participate, is unable to participate, or if the parties fail to agree on the terms of participation within sixty (60) days of JAVYS’ initial expression of interest, Newcleo shall be entitled to pursue the opportunity independently or with other partners of its choosing.

17.3
A breach of Article 17.1 or Article 17.2 of this Agreement by either Party which is not remedied within three (3) months of written notice to the other Party shall constitute an Material Breach of Agreement.

17.4
In the case of a Material Breach of Agreement pursuant to Article 17.3 of this Agreement by one of the Parties, the rights of the breaching Party stemming from this Article and the obligations of the non- breaching Party under Articles 17.1 and

17.5	of this Agreement shall terminate.
17.6
For each individual breach of the obligations of a Party arising from this Agreement, the Party that has breached its obligation shall be obliged to compensate the other Party for the actual damage incurred (without any claim to lost profit) in full.

Article 18
DECLARATIONS OF THE PARTIES
18.1	Each Party hereby represents to the other Party that:
i.
it is a corporation validly formed, existing and doing business under applicable law, has full legal capacity and has obtained and/or, in cases provided for by this Agreement, will ensure the granting of all necessary consents and approvals (including internal approvals) to enable it to perform its obligations under this Agreement;

ii.
it is not bankrupt or threatened with bankruptcy and that no petition for bankruptcy, restructuring, insolvency or other similar proceedings have been filed against it, and that no execution, enforcement or other similar proceedings are pending or threatened against it, or the filing or commencement of such a petition or proceedings;

iii.
it is entitled to enter into and perform this Agreement and the entry into and performance of this Agreement is not contrary to any law, measure binding on the Parties and the entry into this Agreement has been duly authorised in accordance with the internal regulations of the Party;

iv.
neither the execution, effectiveness of this Agreement nor the performance of the obligations under this Agreement will result in a breach of any other agreement to which the Party is a party or of any other obligation of the Party;

v.
to the best of the Party’s knowledge, there is no pending or threatened proceeding, judicial or other proceeding before any court or other governmental or other authority, arbitration proceeding or other proceeding to which the Party is a party that could adversely affect the Party’s ability to perform its obligations under this Agreement.

18.2	Newcleo hereby declares as of the date of this Agreement that:
i.	all obligations arising under this Agreement constitute valid and enforceable obligations of Newcleo;
ii.	Newcleo is not subject to any obligations the performance of which could adversely affect its ability to perform its obligations under this Agreement.
18.3	JAVYS hereby represents as of the date of this Agreement that:
i.	all obligations arising under this Agreement constitute valid and enforceable obligations of JAVYS;
ii.	JAVYS is not subject to any obligations the performance of which could adversely affect its ability to perform its obligations under this Agreement.
18.4
As of the date of signing of this Agreement, each Party provides the representations set forth in Article 18.1, and further, as of the date of signing of this Agreement, Newcleo provides the representations set forth in Article 18.2, and as of the date of signing of this Agreement, JAVYS provides the representations set forth in Article 18.3. Each of the Parties undertakes to use all reasonable efforts to ensure that the statements made in this Article of the Agreement are true, accurate and not misleading throughout the term of this Agreement.

Article 19
CONFIDENTIALITY
19.1
The Parties agree that all information provided to each other in any way in connection with the negotiation and preparation of the Project, as well as the negotiation of any other contracts related to the Project, as well as technical, research, production, operational, physical, chemical, cost, sample, procedures, drawings (both in tangible media and in electronic form), as well as all information provided by the Company in any manner to any of the Parties, or information provided by any of the Parties to the Company, shall be Confidential Information (hereinafter as the “Confidential Information”). Information concerning the mutual negotiations for the execution of contracts relating to the Project and any details of such contracts and this Agreement shall also be deemed to be Confidential Information.

19.2	The Parties shall maintain the confidentiality of all Confidential Information, keep it secret and protect it against unauthorized disclosure and dissemination.

19.3
Neither Party shall disclose Confidential Information obtained from the other Party or the Company to any Third Party and shall take the necessary steps to protect and safeguard the Confidential Information.

19.4	The obligation of confidentiality shall not apply in the event that
i.	Party discloses, communicates, disseminates or uses Confidential Information with the prior written consent of the other Party or the person who disclosed it; or
ii.
Confidential Information is disclosed or communicated pursuant to an obligation imposed by applicable law under the reporting provisions in applicable law, under the reporting provisions of a stock exchange or other similar reporting rules, or pursuant to an order of a court or administrative authority of competent jurisdiction; or

iii.	Confidential Information is provided as evidence in a judicial, arbitration or administrative proceeding between the Parties or in an administrative proceeding directly related to the Project.
19.5
The Parties shall be entitled to provide access to Confidential Information only to persons who necessarily need to know the Confidential Information for the purpose of assessing, evaluating or evaluating it (including employees, consultants and financial investors and partners of the Parties to this Agreement in the implementation of the Project) or for the purpose of making a decision or granting a consent necessary for the implementation of the Project to the extent necessary for the making of such decision, provided that they are bound equally by the duty of confidentiality and the obligation not to use the Confidential Information in a manner inconsistent with its purpose, which is the joint development of the Project.

19.6
Neither Party shall, without the written consent of the other Party, use the Confidential Information obtained from the other Party and/or the Company contrary to its purpose for its own purposes or for any other purpose.

19.7	The Parties agree that they will not disclose to any means of communication any information about the Project or Project- related negotiations without the prior consent of the other Party.
19.8
Each of the Parties to this Agreement shall ensure that its members of statutory or other bodies, officers, employees, agents, representatives, consultants, financial investors and other contractors cooperating in the Project shall observe the confidentiality obligation contained in this Article.

19.9
The Parties undertake to inform the other Party promptly in writing in the event that either Party is approached by any Third Party in respect of any acts or information relating to or which may in any way concern or relate to the Project.

19.10
Any Confidential Information shall remain the property of the person who provided such Confidential Information. For the avoidance of doubt, the Parties agree that this Agreement does not create or commit them to enter into a contract for the exercise or use of industrial and other intellectual property rights.

19.11
In the absence of written consent pursuant to Article 19.4(i), the right of each Party to use the Confidential Information obtained shall cease on the termination of this Agreement. If the right to use the Confidential Information ceases, the Parties agree to return or destroy, at the other Party’s written request, all such Confidential Information obtained from the requesting Party, copies thereof, and the tangible media on which such information is in any way captured, at the Party’s option set forth in the request, to the extent not inconsistent with any obligation imposed by law.

19.12
Confidential Information shall cease to be confidential from the time it is disclosed in accordance with this Agreement or the law. The obligation of confidentiality not so extinguished shall survive the termination of this Agreement.

Article 20
TERM OF THE AGREEMENT
20.1
This Agreement shall enter into force on the day of its signing by both Parties and is effective on the day following the day, on which the following conditions precedent to the effectiveness of the Agreement are simultaneously met:

i.	publication of the Agreement in the Central Register of Contracts, and
ii.	granting of consent by the JAVYS shareholder to conclude the Agreement in accordance with the procedure laid down in applicable law.
20.2	This Agreement is entered into for an indefinite term.
20.3
The Parties agree that the provisions of this Agreement, shall automatically terminate at the time when either Party ceases to be a Shareholder as a result of a transfer of Shares not inconsistent with this Agreement. Notwithstanding this provision, the Parties expressly agree that it is their intention that the mutual settlement of the claims of the Parties in connection with the transfer or transfer of Shares to one of the Parties shall be governed by the rules set forth in this Agreement, provided that such settlement occurs after the termination of the Agreement pursuant to the preceding sentence. The Parties further agree that in the event of a breach of the Agreement by either Party, the termination of the Agreement and the provisions governing penalties or damages for such breaches shall remain in force. In the event of a transfer of the Parties’ Shares in breach of this Agreement, this Agreement shall not terminate and shall continue in full force and effect.

Article 21
DISPUTE SETTLEMENT AND APPLICABLE LAW
21.1
All disputes arising out of or in connection with the performance or non-performance of this Agreement, including disputes relating to alleged breaches of this Agreement, disputes concerning the validity of this Agreement, its interpretation, termination or rescission of this Agreement, or its disputed termination for any other reason, shall be settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Vienna and the language of the arbitration shall be English.

21.2
The Parties declare that this Agreement and all related agreements between the Parties shall be governed by and construed in accordance with the laws of the Slovak Republic. Legal relations established by this Agreement shall be governed by the Commercial Code.

Article 22
FINAL PROVISIONS
22.1
The Parties undertake to provide each other with the necessary co-operation for the purpose of fulfilling their obligations under this Agreement and/or fulfilling the Purpose of this Agreement and to take such legal and other actions to that end as may be necessary or appropriate for the performance and fulfilment of the object and purpose of this Agreement and as may be justly required of them. The Parties undertake to keep each other informed of all matters which may affect or threaten the performance of either Party’s obligations under this Agreement.

22.2
If any part of any provision of this Agreement shall be held or become invalid or unenforceable in any respect, such part shall be ineffective only to the extent of such invalidity or unenforceability, without any effect on the remainder of such provision or remaining provisions. The Parties agree to promptly replace such invalid or unenforceable provision with a new valid and enforceable provision conforming to the maximum extent possible to the original intent and economic purpose of the original (invalid or unenforceable) provision.

22.3
Delivery
Any notice, request or other communication to be given or made under this Agreement by either Party or by one Party to the other Party in connection with this Agreement shall be given in writing and shall be delivered to its addressee personally, by registered post, courier or facsimile to the address set out in this Article or to such other address or facsimile number as the Party concerned shall notify by notice to the other Party. The addresses for service shall be:

for JAVYS:
Jadrová a vyraďovacia společnost, a.s.
Jaslovské Bohunice 360
919 30 Jaslovské Bohunice
Slovak Republic
Att:	Peter Gerhart
Chairman of the Management Board

for Newcleo:
newcleo s.r.o.
Michalská 7
811 01 Bratislava
Slovak Republic
Att:	Andrew Murdoch
Executive Director

Any notice under this Agreement shall be deemed to have been given:

i.	the date of physical delivery of the notice, if the notice is sent by courier or delivered by hand; or
ii.	the date on which receipt of the notification by the addressee is refused or the necessary cooperation for proper service is not given; or
iii.	the date endorsed on the delivery receipt, where the notice is sent by registered post with acknowledgement of receipt; or
iv.
the tenth (10th) Business Day following the day on which the item containing the notice is sent by registered post to the delivery address of the relevant Party, even if it is subsequently returned to the sender as unclaimed.

Addresses and telecommunication links may be changed by unilateral written notice delivered by the relevant Party to the other Party, provided that such change shall become effective upon the expiration of ten (10) Business Days after delivery of such notice to the other Party.
22.4	Except as otherwise provided in this Agreement, neither Party shall be entitled to assign any of its claims under this Agreement to a other person without the consent of the other Party.
22.5	Any changes or amendments to this Agreement shall require the written form and signature of all Parties to be valid.
22.6	This Agreement is executed in three (3) copies of which Newcleo shall receive one (1) copy and JAVYS shall receive two (2) copies.
22.7	The Agreement is drawn up in Slovak and English languages, and in the event of any differences between the two versions, the Slovak version of the Agreement shall prevail.
[THE SIGNATURE PAGE FOLLOWS]

The 3rd of June, 2025
Jadrová a vyraďovacia spoločnosť, a.s.
By:	/s/ Peter Gerhart
	Name:	Peter Gerhart
	Title:	Chairman of the Management Board

By:	/s/ Miroslav Obert
	Name:	Miroslav Obert
	Title:	Vice-Chairman of the Management Board

By:	/s/ Ivan Galbička
	Name:	Ivan Galbička
	Title:	Member of the Management Board

By:	/s/ Milan Bárdy
	Name:	Milan Bárdy
	Title:	Member of the Management Board

newcleo s.r.o.
By:	/s/ Andrew John Murdoch
	Name:	Andrew John Murdoch
	Title:	Managing Director

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	President and Director General